Exhibit 8.1

April 6, 2017

Special Diversified Opportunities Inc.

1521 Concord Pike, Suite 301

Wilmington, Delaware 19803

Re:	Special Diversified Opportunities Inc.
Registration Statement on Form S-4 – Commission File No. 333-215802
Filed January 30, 2017; Pre-Effective Amendment No. 1 filed April 6, 2017

Ladies and Gentlemen:

We have acted as counsel to Special Diversified Opportunities Inc., a Delaware corporation (the “Company”), in connection with its filing on January 30, 2017 of a Registration Statement on Form S-4, Commission File No. 333-215802 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), and the filing of Pre-Effective Amendment No. 1 to the Registration Statement on the date hereof. All capitalized terms used in this opinion letter but not otherwise defined herein have the meaning given to them in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement, certain written representations of the Company contained in a letter to us dated on or about the date hereof (the “Representations”), and such other documents, records and instruments as we have considered appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that each of the Representations is in fact true as to past or current matters and will be true as to forward-looking matters, and, to the extent that any of the Representations are qualified by knowledge, belief or future expectation, the Representations are accurate and are assumed herein to be accurate without regard to such qualification.

Our opinion as to United States federal income tax matters is as set forth in the proxy statement/prospectus included in the Registration Statement under the caption “The Contribution and Exchange — Material United States Federal Income Tax Consequences of the Actions Contemplated under Proposals #1A, #1B, #1C and #1D and the Subsequent Dividend of One Share of Class B Common Stock for Each Outstanding Share of Class A Common Stock”, subject to the qualifications set forth therein.

Special Diversified Opportunities Inc.

April 6, 2017

We hereby consent to the use of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “The Contribution and Exchange — Material United States Federal Income Tax Consequences of the Actions Contemplated under Proposals #1A, #1B, #1C and #1D and the Subsequent Dividend of One Share of Class B Common Stock for Each Outstanding Share of Class A Common Stock” in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis and Bockius LLP